RIVGAM COMMUNICATORS, L.L.C.
                            555 Theodore Fremd Avenue
                                  Rye, NY 10580






                                                     December 16, 1998




Lynch PCS Corporation G
401 Theodore Fremd Avenue
Rye, NY 10580

         Reference is made to the letter Agreement (the "Agreement") dated August 12, 1996, between Rivgam Communicators, L.L.C. ("Rivgam") and Lynch PCS Corporation G ("LPCSG"). In that letter, Rivgam agreed to pay LPCSG a 10% net profits interest as described in the Agreement.

         Whereas, Rivgam has sold its D and/or E Block personal communications services ("PCS") licenses in the following BTAs: BTA 262 (Los Angeles, CA), BTA 372 (Reno, NV), BTA 402 (San Diego, CA), BTA 245 (Las Vegas, NV) and BTA 28 (Bakersfield, CA) (collectively, the "West Coast Licenses"); and whereas LPCSG wants to acquire Rivgam's PCS license in Las Cruces, NM (the "Las Cruces License").

         Accordingly, Rivgam and LPCSG agree as follows:

         1. Rivgam will transfer the Las Cruces License to LPCSG, free and clear of any security interests and liens, in full satisfaction of Rivgam's obligations to LPCSG under the Agreement.

         2. The parties agree that LPCSG has fulfilled all of its obligations to Rivgam with respect to the Agreement.

         3. This document, and the contemplated transfer, shall not be binding and effective until any necessary or appropriate regulatory filings and approvals with respect to the transfer of the Las Cruces License shall have been obtained.

                                                Very truly yours,

                                                Rivgam Communicators, L.L.C.



                                                By:________________________

AGREED AND ACCEPTED

Lynch PCS Corporations G



By:_______________________
   Robert E. Dolan